Exhibit 10.1
Reorganization Agreement
January 19, 2006

This agreement is entered into between Yangling Daiying Biotech & Pharmaceutical Group Co., Ltd (“Yangling Daiying”) and Hunan Hua Yang Pharmaceutical Co., Ltd. (“Hua Yang” formerly Hunan Changde Huaan Pharmaceutical Co., Ltd.) and its shareholder Aibin Chen, Zhuobin Li (Hua Yang’s shareholder).

Yangling Daiying Biotech & Pharmaceutical Group Co., Ltd is a stock-based company incorporated at No.10 Tai Cheng South Road, Yangling Demonstration Zone, Shaanxi, P.R. China, and with Wenxia Guo as its legal representative.

Hunan Hua Yang Pharmaceutical Co., Ltd is a limited company incorporated at Anxiang Industrial Park, Hunan, P.R. China, and with Aibin Chen as its legal representative.

In order to optimize and coordinate Yangling Daiying and Hua Yang’s resources, promote the cross-province development, satisfy the requirements of the market, two parties agree to reorganize under the following terms and conditions after carefully considering the advantages of the two parties:

1.
Shareholders of Yangling Daiying and Hua Yang agree that the Reorganization Agreement is entered based on the principles of equality, free-will and mutual benefit. This agreement is made in accordance with the Chinese laws and Aibin Chen is the legal representative of Hua Yang who is also the entitled person to sign on this agreement.

2.	The total assets of Hua Yang is RMB7,829,400 confirmed by Yangling Daiying and Hua Yang and the final assets shall subject to the international financial audit.

3.
Yangling Daiying shall use 482,800 shares of common stocks of its parent company, “Worldwide Biotech and Pharmaceutical Co., Ltd to exchange 51% of Hua Yang. The unit price of common stocks is calculated as the negotiable price say, $1 per share and the total amount of which equals to RMB3,992,800 using the agreed upon exchange rate of RMB8.27 to US$1.00. After the reorganization, Yangling Daiying controls 51% of Hua Yang while Aibin Chen controls 34% and Zhuobin Li controls 15%.

4.
With the cooperation of Hua Yang, Worldwide Biotech & Pharmaceutical Company, Yangling Daiying’s parent company, shall issue 482,800 shares of its common stocks to shareholders of Hua Yang. Among these, 337,960 shares are for Aibin Chen, 144,840 shares are for Zhuobin Li.

5.
Shareholders of Hua Yang acknowledge that Hua Yang does not have any undisclosed debts, liabilities, assets lost, on-going lawsuit and potential lawsuit against Hua Yang. Otherwise, shareholders of Hua Yang shall take all legal responsibilities.

6.
With the cooperation of Hua Yang, Yangling Daiying has the responsibility to do the necessary filings for the reorganized company, such as registration, tax report, registrations at the State Food and Drug Administration, intellectual properties, trademarks, and related processes after the acquisition.

7.	The reorganized company must be audited by international accountant firm, shareholders of Hua Yang must assist the accountant firm to review the financials for the former financial years.

8.	The reorganized company shall appoint new Board of Directors. Yangling Daiying shall be the legal representative of the reorganized company.

9.
Upon finishing the transaction, the new company shall be the share-controlling company of Yangling Daiying, all of the operation activities shall be in accordance of Law of Corporations of P.R. China and Article in Law of the new company. Yangling Daiying has responsibilities to supervise, inspect and direct the operation activities of the new company.

10.
Upon closing the transaction, the two parties shall cooperate with each other to finish the necessary registration process, and authorize international accountant firm to start audit on Hua Yang’s financials.

11.	The agreement can be amended with the written permissions from both parties.

12.
Breaches of the agreement: If there’s any party breaches any terms of the agreement, the other party have the right to terminate the contract and request for compensation for all related damages, the disputed shall be resolved through arbitration or legal proceedings. The agreement is governed by China law and under the jurisdiction of the court in Xi’an, P.R. China.

13.
The contract takes into effect from and after the legal representatives or agents of all parties sign and affix their companies' seal. The original of the contract are 6 copies which Yangling Daiying takes two, Hua Yang takes two and the other two copies are backed up at the related authorities.

Yangling Daiying: Yangling Daiying Biotech Engineering Co., ltd

Date: January 19, 2006	By:	/s/ Wenxia Guo

Legal Representative

Hua Yang: Hunan Hua Yang Pharmaceutical Co. Ltd.

Date: January 19, 2006	By:	/s/ Aibin Chen

Legal Representative